Exhibit 99.1

Contacts:
Media	Investors
Brad Bishop	Marc Ostermann	Sam Leno
574-372-4291	574-371-8515	574-372-4790
bradley.bishop@zimmer.com	marc.ostermann@zimmer.com	sam.leno@zimmer.com
Zimmer Reports Fourth Quarter and 2005 Financial Results
Fourth Quarter Highlights
•	Net Sales of $848 million represents an increase of 6% reported (9% constant currency)

•	First company ever to exceed 100,000 knee arthroplasties in a single quarter

•	Zimmer Spine sales increased 23% reported (25% constant currency)

•	Record profit margins—78% gross, 33% operating and 24% net reported; 78% gross, 36% operating and 25% net adjusted

•	Europe, Africa and Middle East 11% constant currency sales growth and record operating profit margin—40%

•	Diluted EPS were $0.80 reported, and $0.86 adjusted, an increase of 21% adjusted over prior year

•	Operating cash flow of $251 million
Full Year Highlights
•	Net Sales increased 10% reported (10% constant currency) to $3.29 billion

•	Worldwide Reconstructive Sales increased 11% reported (10% constant currency)

•	Diluted EPS were $2.93 reported, and $3.10 adjusted, an increase of 29% adjusted over prior year

•	Operating cash flow of $878 million

•	Reaffirms 2006 sales growth of 8% to 9% and EPS growth of 17% to 19% adjusted, a $0.03 increase over prior guidance, before including the estimated $0.23 to $0.25 EPS impact of FAS 123R, Share-Based Payment

(WARSAW, IN) January 30, 2006 — Zimmer Holdings, Inc. (NYSE and SWX: ZMH) today reported financial results for the fourth quarter and year ended December 31, 2005. For the fourth quarter, the Company announced net sales of $848 million, an increase of 6% reported and 9% constant currency. Diluted earnings per share for the quarter were $0.80 reported and $0.86 adjusted, exceeding First Call earnings estimates of $0.83 adjusted. Full year net sales were $3.29 billion and diluted earnings per share were $2.93 reported and $3.10 adjusted. Adjusted results exclude acquisition and integration expenses and inventory step-up, as applicable.
“In 2005, we continued to deliver on our core strategies of value-added education, innovative investment and flawless execution, resulting in excellent earnings growth while overcoming moderating foreign currency and price environments,” said Ray Elliott, Zimmer Chairman, President and CEO. “Our record profit margin performance, including our 25% adjusted net income ratio, and our cash generation have allowed us to fully repay our acquisition related debt and make game-changing investments for the future. Since the acquisition of Centerpulse, we have generated almost $2 billion of operating cash flow and we intend to use our excess cash primarily for biologics, dental and spine acquisitions.”
With almost 90% of all milestones associated with the Centerpulse integration completed, including the October closure of the acquired manufacturing plant in Austin, Texas, the Company reaffirmed its belief that the Centerpulse related annual synergy expense savings will exceed $100 million in 2006. The Company also previously announced a new management leadership structure designed to move beyond integration and take advantage of both its depth and diversity. The new structure, which focuses on growing organically and assimilating acquisitions, provides the opportunity to significantly expand senior management responsibilities and was accomplished solely through internal promotions.
The Company has expanded its leadership in Minimally Invasive Solutions™ (MIS™) Procedures and Technologies with a total of 13 procedures now supported by surgeon education and specific instrumentation. During the year, the Company’s MIS Anterolateral Hip Procedure gained excellent acceptance, with more than 1,200 surgeons trained. The Company also announced data on more than 2,500 Zimmer MIS 2-Incision™ Hip cases, demonstrating cost savings and improvements in patient outcomes measures. More than 1,200 surgeons have been trained in the MIS Quad-Sparing™ Total Knee Procedure, which has been the subject of peer reviewed scientific journals demonstrating clear patient and economic benefits. In one published paper, 96% of patients studied went home on the same day of their MIS Quad-Sparing procedure, with overall complication rates comparable to those reported for traditional procedures. More recently, a published paper reported hospital profitability improvements with Zimmer MIS knee procedures of nearly $3,000 per patient, even with a study group that included approximately 70% Medicare patients.
“In 2005, we made important progress building our Biologics infrastructure for long-term growth,” said Elliott. “We have filed for regulatory approval to begin human clinical trials for the Neocartilage material we are developing with ISTO Technologies, Inc. We signed an agreement with Revivicor, Inc. to develop and market xenographic porcine tissues for use in orthopaedic applications and we launched the Zimmer® Collagen Repair Patch for repair of rotator cuff injuries.”
The Company said it has made major strides in Computer-Aided Solutions® technologies with the launch of electromagnetic navigation, including the iNAV™ Portable Navigation System. An expanded Palacos® agreement with Heraeus will enable Zimmer to offer MIS-friendly, antibiotic bone cement from one of the world’s leading brands. The Company is also moving forward in expanding Zimmer bearing surface options, having received an approvable letter from the U.S. Food and Drug Administration for its Trilogy AB® Ceramic-on-Ceramic Acetabular System. The Company has completed its submission of filings for regulatory clearance of large head, Metasul® Metal-on-Metal Hip Replacement products.
The following tables provide sales results by geographic segment and product category, as well as the percentage change compared to the prior year quarter and twelve months on both a reported and a constant currency basis.

NET SALES — THREE MONTHS ENDED DECEMBER 31, 2005
(in millions, unaudited)

			Constant
	Net	Reported	Currency
	Sales	% Growth	% Growth
Geographic Segments
Americas	$493	8%	8%
Europe	234	3	11
Asia Pacific	121	4	9

Total	848	6	9

Product Categories Reconstructive
Americas	394	8	8
Europe	212	1	9
Asia Pacific	96	6	11

Total	702	6	9

Knees
Americas	220	8	8
Europe	90	4	12
Asia Pacific	41	11	15

Total	351	7	10

Hips
Americas	138	8	8
Europe	107	(2)	6
Asia Pacific	49	1	7

Total	294	3	7

Extremities	17	17	19

Dental	40	11	13

Trauma	46	4	7

Spine	43	23	25

Orthopaedic Surgical Products	57	(2)	1

Net earnings for the quarter were $200 million on a reported basis, and were $215 million adjusted, an increase of 22% adjusted over the prior year period. Diluted earnings per share for the quarter were $0.80 reported and were $0.86 adjusted, an increase of 21% adjusted over the prior year period.

NET SALES — YEAR ENDED DECEMBER 31, 2005
(in millions, unaudited)

			Constant
	Net	Reported	Currency
	Sales	% Growth	% Growth
Geographic Segments
Americas	$1,942	12%	11%
Europe	875	8	8
Asia Pacific	469	9	8

Total	3,286	10	10

Product Categories Reconstructive
Americas	1,554	13	12
Europe	791	7	7
Asia Pacific	376	10	9

Total	2,721	11	10

Knees
Americas	880	16	15
Europe	327	12	12
Asia Pacific	159	13	11

Total	1,366	14	14

Hips
Americas	538	8	7
Europe	411	3	3
Asia Pacific	192	6	6

Total	1,141	6	5

Extremities	66	14	14

Dental	148	19	18

Trauma	180	4	4

Spine	160	20	20

Orthopaedic Surgical Products	225	3	3

Net earnings for the twelve months were $733 million on a reported basis, and were $775 million adjusted, an increase of 30% adjusted over the prior year period. Diluted earnings per share for the twelve months were $2.93 reported and were $3.10 adjusted, an increase of 29% adjusted over the prior year period. Included in the twelve months is approximately $6.5 million of pre-tax income, which was recorded and reported in the second quarter, related primarily to the favorable resolution of certain legal and other matters. These items contributed a little less than $0.02 to diluted earnings per share and are not expected to occur in the future.
On December 15, 2005, the Company announced that its Board of Directors authorized a stock repurchase program under which the Company may repurchase up to $1 billion of its common stock over the next two years, giving Zimmer another option to increase shareholder value.
Guidance
The Company is reaffirming its full year guidance for 2006 sales growth of 8% to 9% over 2005 and also reaffirming earnings per share growth of 17% to 19% on a higher than forecasted finish for 2005. Earnings per share are expected to be $3.58 to $3.64 reported and $3.62 to $3.68 adjusted, an increase of $0.03 over prior guidance for 2006. This guidance does not incorporate the effect of FAS 123R, Share-Based Payment. The 2006 sales guidance assumes a 1% reduction due to foreign currency, a 1% reduction due to the loss of the Company’s OrthoPAT® Blood Management System distribution agreement and a 1% reduction in global pricing.
Due to the accelerated strengthening of the U.S. dollar throughout most of 2005, the negative effects on sales growth of foreign currency is expected to be greater in the first half of 2006 than the second half. The negative contribution to 2006 sales growth from foreign currency is expected to be approximately 3% in the first quarter and 1.5 % in the second quarter. Finally, the loss of the OrthoPAT product line will contribute a 1% decline in sales growth in each quarter of 2006 until a replacement product is identified and brought to market. Considering these issues, sales growth for the first quarter and second quarter 2006 is expected to be 5% to 6% and sales growth for the second six months is expected to be 10% to 11%.
Earnings per share for the first quarter of 2006 are expected to be approximately $0.85 to $0.86 reported and $0.86 to $0.87 adjusted, and the second quarter is expected to be approximately $0.87 to $0.88 reported and $0.88 to $0.89 adjusted. Earnings per share adjusted, therefore, are expected to increase 15% to 16% for the first quarter of 2006. Second quarter earnings per share adjusted growth is expected to be 10% to 11%, which represents 13% to 14% growth excluding the non-recurring $0.02 per share benefit that occurred in the second quarter of 2005 associated with the resolution of certain legal and other matters previously disclosed. Earnings per share adjusted are expected to increase 21% to 23% for the second six months of 2006.
The 2006 earnings per share reduction due to the adoption of FAS 123R, Share-Based Payment, is estimated to be approximately $0.06 per quarter, or $0.23 to $0.25 for the full year.
Conference Call
The Company will conduct its fourth quarter and year end 2005 investor conference call on Tuesday, January 31, 2006, at 8:00 a.m. Eastern Time. The live audio webcast can be accessed via Zimmer’s Investor Relations website at http://investor.zimmer.com. It will be archived for replay following the conference.
Individuals who wish to dial into the conference call may do so at (800) 406-1106. International callers should dial (706) 634-7075. A digital recording will be available two hours after the completion of the conference call from January 31, 2006 to February 2, 2006. To access the recording, US/Canada callers should dial (800) 642-1687, or for International callers, dial (706) 645-9291, and enter the Conference ID, 3966604. A copy of this press release and other financial and statistical information about the periods to be presented in the conference call will be accessible through the Zimmer website at http://investor.zimmer.com.

Zimmer 2006 Analyst Meeting at AAOS
As previously announced, the Company will conduct a meeting for investment analysts on Wednesday, March 22, 2006, during the 73rd Annual Meeting of the American Academy of Orthopaedic Surgeons. The meeting will be held at 4:45 p.m. Central Time in the Chicago Ballroom of the Sheraton Chicago Hotel and Towers. The investment analyst meeting will be hosted by Ray Elliott, Chairman, President and CEO, and Sam Leno, Executive Vice President, Finance and Corporate Services and Chief Financial Officer, and will feature a presentation and question-and-answer period. The meeting will be broadcast live on the Internet at http://investor.zimmer.com. The meeting will also be archived for replay, which can also be accessed on the Internet at http://investor.zimmer.com.
To avoid any delay in starting the meeting on time, investment analysts are encouraged to pre-register for the meeting by contacting Michele Picillo in advance of the meeting at 574-372-4474 or by e-mail at michele.picillo@zimmer.com.
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is the worldwide #1 pure-play orthopaedic leader in designing, developing, manufacturing and marketing reconstructive and spinal implants, trauma and related orthopaedic surgical products. Zimmer has operations in more than 24 countries around the world and sells products in more than 100 countries. Zimmer’s 2005 sales were approximately $3.3 billion. The Company is supported by the efforts of more than 6,700 employees worldwide.
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Visit Zimmer on the worldwide web at www.zimmer.com

Note on Non-GAAP Financial Measures
As used in this press release, the term “adjusted” refers to operating performance measures that exclude acquisition, integration and other expenses and inventory step-up. The term “constant currency” refers to any financial measure that excludes the effect of changes in foreign currency exchange rates. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included in this press release.
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. The forward-looking statements include sales and diluted earnings per share guidance and other statements identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our ability to successfully integrate Centerpulse AG and Implex Corp., the outcome of the Department of Justice investigation announced in March 2005 and the pending informal SEC investigation of Centerpulse accounting, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, control of costs and expenses, our ability to form and implement alliances, international growth, governmental laws and regulations affecting our U.S. and international businesses, including tax obligations and risks, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the disclosure materials filed by Zimmer with the U.S. Securities and Exchange Commission. Zimmer disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2005 and 2004
(in millions, except per share amounts, unaudited)

	2005	2004	% Inc/(Dec)
Net Sales	$848.3	$801.1	6%
Cost of products sold	185.8	189.4	(2)

Gross Profit	662.5	611.7	8

Research and development	45.9	47.3	(3)
Selling, general and administrative	313.7	308.7	2
Acquisition, integration and other	21.9	14.1	56

Operating expenses	381.5	370.1	3

Operating Profit	281.0	241.6	16
Interest expense	0.8	5.9	(86)

Earnings before income taxes and minority interest	280.2	235.7	19
Provision for income taxes	80.3	35.4	127
Minority interest	(0.3)	(0.3)	—

Net Earnings	$199.6	$200.0	—

Earnings Per Common Share
Basic	$0.81	$0.82	(1)
Diluted	$0.80	$0.81	(1)

Weighted Average Common Shares Outstanding
Basic	247.7	245.3
Diluted	249.8	248.4

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 2005 and 2004
(in millions, except per share amounts)

	2005	2004	% Inc/(Dec)
	(unaudited)
Net Sales	$3,286.1	$2,980.9	10%
Cost of products sold	739.4	779.9	(5)

Gross Profit	2,546.7	2,201.0	16

Research and development	175.5	166.7	5
Selling, general and administrative	1,259.6	1,190.0	6
Acquisition, integration and other	56.6	81.1	(30)

Operating expenses	1,491.7	1,437.8	4

Operating Profit	1,055.0	763.2	38
Interest expense	14.3	31.7	(55)

Earnings before income taxes and minority interest	1,040.7	731.5	42
Provision for income taxes	307.3	189.6	62
Minority interest	(0.9)	(0.1)	N/A

Net Earnings	$732.5	$541.8	35

Earnings Per Common Share
Basic	$2.96	$2.22	33
Diluted	$2.93	$2.19	34

Weighted Average Common Shares Outstanding
Basic	247.1	244.4
Diluted	249.8	247.8

ZIMMER HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2005 and 2004
(in millions)

	December 31,
	2005	2004
	(unaudited)
Assets
Current Assets:
Cash and equivalents	$233.2	$154.6
Restricted cash	12.1	18.9
Receivables, net	524.2	524.8
Inventories, net	583.7	536.0
Other current assets	222.4	326.6

Total current assets	1,575.6	1,560.9

Property, plant and equipment, net	708.8	628.5
Goodwill	2,428.8	2,528.9
Intangible assets, net	756.6	794.8
Other assets	252.1	182.4

Total Assets	$5,721.9	$5,695.5

Liabilities and Shareholders’ Equity

Current liabilities	$606.9	$673.5
Short-term debt	—	27.5
Other long-term liabilities	348.3	420.9
Long-term debt	81.6	624.0
Minority interest	2.3	7.1
Shareholders’ equity	4,682.8	3,942.5

Total Liabilities and Shareholders’ Equity	$5,721.9	$5,695.5

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 and 2004
(in millions)

	2005	2004
	(unaudited)
Cash flows provided by (used in) operating activities

Net earnings	$732.5	$541.8
Depreciation and amortization	185.7	181.3
Inventory step-up	5.0	59.4
Changes in operating assets and liabilities, net of acquired assets and liabilities
Income taxes	119.3	139.2
Receivables	(35.3)	(10.6)
Inventories	(79.2)	(44.7)
Accounts payable and accrued expenses	(40.1)	(3.1)
Other assets and liabilities	(9.7)	(1.1)

Net cash provided by operating activities	878.2	862.2

Cash flows provided by (used in) investing activities

Additions to instruments	(150.0)	(139.6)
Additions to other property, plant and equipment	(105.3)	(100.8)
Centerpulse and InCentive acquisitions, net of acquired cash	—	(18.2)
Implex acquisition, net of acquired cash	(44.1)	(153.1)
Proceeds from note receivable	—	25.0
Investments in other assets	(11.7)	(1.6)

Net cash used in investing activities	(311.1)	(388.3)

Cash flows provided by (used in) financing activities

Proceeds from exercise of stock options	76.7	65.0
Repurchase of common stock	(4.1)	—
Net payments on lines of credit	(5.3)	(561.4)
Proceeds/(payments) on term loan	(550.0)	100.0
Debt issuance costs	(1.9)	(0.6)
Equity issuance costs	—	(5.0)

Net cash used in financing activities	(484.6)	(402.0)

Effect of exchange rates on cash and equivalents	(3.9)	5.2

Increase in cash and equivalents	78.6	77.1
Cash and equivalents, beginning of period	154.6	77.5

Cash and equivalents, end of period	$233.2	$154.6

ZIMMER HOLDINGS, INC.
NET SALES BY GEOGRAPHIC SEGMENT
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 and 2004
(in millions, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2005	2004	% Increase	2005	2004	% Increase
Americas	$493.4	$456.3	8%	$1,941.8	$1,741.3	12%
Europe	234.1	228.2	3	874.8	808.3	8
Asia Pacific	120.8	116.6	4	469.5	431.3	9

Total	$848.3	$801.1	6	$3,286.1	$2,980.9	10

ZIMMER HOLDINGS, INC.
NET SALES BY PRODUCT CATEGORY
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 and 2004
(in millions, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2005	2004	% Increase	2005	2004	% Increase
Reconstructive	$702.3	$663.8	6%	$2,721.0	$2,456.3	11%
Trauma	45.7	44.0	4	179.8	172.9	4
Spine	42.6	34.6	23	160.4	134.2	20
OSP	57.7	58.7	(2)	224.9	217.5	3

Total	$848.3	$801.1	6	$3,286.1	$2,980.9	10

ZIMMER HOLDINGS, INC.
RECONCILIATION OF REPORTED % GROWTH TO
CONSTANT CURRENCY % GROWTH
(unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2005			December 31, 2005
			Constant			Constant
	Reported	FX	Currency	Reported	FX	Currency
	% Growth	Impact	% Growth	% Growth	Impact	% Growth
Geographic Segments
Americas	8%	0%	8%	12%	1%	11%
Europe	3	(8)	11	8	0	8
Asia Pacific	4	(5)	9	9	1	8
Total	6	(3)	9	10	0	10

Product Categories Reconstructive
Americas	8	0	8	13	1	12
Europe	1	(8)	9	7	0	7
Asia Pacific	6	(5)	11	10	1	9
Total	6	(3)	9	11	1	10

Knees
Americas	8	0	8	16	1	15
Europe	4	(8)	12	12	0	12
Asia Pacific	11	(4)	15	13	2	11
Total	7	(3)	10	14	0	14

Hips
Americas	8	0	8	8	1	7
Europe	(2)	(8)	6	3	0	3
Asia Pacific	1	(6)	7	6	0	6
Total	3	(4)	7	6	1	5

Extremities	17	(2)	19	14	0	14

Dental	11	(2)	13	19	1	18

Trauma	4	(3)	7	4	0	4

Spine	23	(2)	25	20	0	20

OSP	(2)	(3)	1	3	0	3

ZIMMER HOLDINGS, INC.
RECONCILIATION OF NET EARNINGS
AND ADJUSTED NET EARNINGS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2005 and 2004
(in millions, unaudited)

	Three Months
	Ended December 31,
	2005	2004
Net Earnings	$199.6	$200.0
Acquisition, integration and other	21.9	14.1
Inventory step-up	0.4	3.3
Tax benefit of acquisition, integration and other and inventory step-up	(7.3)	(6.5)
Tax benefit from decreased deferred taxes of acquired Centerpulse operations; due to Swiss tax reduction	—	(34.5)

Adjusted Net Earnings	$214.6	$176.4

ZIMMER HOLDINGS, INC.
RECONCILIATION OF NET EARNINGS
AND ADJUSTED NET EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 2005 and 2004
(in millions, unaudited)

	Years Ended
	December 31,
	2005	2004
Net Earnings	$732.5	$541.8
Acquisition, integration and other	56.6	81.1
Inventory step-up	5.0	59.4
Tax benefit of acquisition, integration and other and inventory step-up	(19.3)	(50.2)
Tax benefit from decreased deferred taxes of acquired Centerpulse operations; due to Swiss tax rate reduction	—	(34.5)

Adjusted Net Earnings	$774.8	$597.6

ZIMMER HOLDINGS, INC.
RECONCILIATION OF DILUTED EPS
AND ADJUSTED DILUTED EPS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2005 and 2004
(unaudited)

	Three Months
	Ended December 31,
	2005	2004
Diluted EPS	$0.80	$0.81
Acquisition, integration and other	0.09	0.06
Inventory step-up	—	0.01
Tax benefit of acquisition, integration and other and inventory step-up	(0.03)	(0.03)
Tax benefit from decreased deferred taxes of acquired Centerpulse operations; due to Swiss tax rate reduction	—	(0.14)

Adjusted Diluted EPS	$0.86	$0.71

ZIMMER HOLDINGS, INC.
RECONCILIATION OF DILUTED EPS
AND ADJUSTED DILUTED EPS
FOR THE YEARS ENDED DECEMBER 31, 2005 and 2004
(unaudited)

	Years Ended
	December 31,
	2005	2004
Diluted EPS	$2.93	$2.19
Acquisition, integration and other	0.23	0.32
Inventory step-up	0.02	0.24
Tax benefit of acquisition, integration and other and inventory step-up	(0.08)	(0.20)
Tax benefit from decreased deferred taxes of acquired Centerpulse operations; due to Swiss tax rate reduction	—	(0.14)

Adjusted Diluted EPS	$3.10	$2.41

ZIMMER HOLDINGS, INC.
RECONCILIATION OF NET MARGIN
AND ADJUSTED NET MARGIN
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005
(unaudited)

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2005	2005
Net Margin	23.5%	22.3%
Acquisition, integration and other	2.6	1.7
Inventory step-up	—	0.2
Tax benefit of acquisition, integration and other and inventory step-up	(0.8)	(0.6)

Adjusted Net Margin	25.3%	23.6%

ZIMMER HOLDINGS, INC.
RECONCILIATION OF OPERATING MARGIN
AND ADJUSTED OPERATING MARGIN
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005
(unaudited)

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2005	2005
Operating Margin	33.1%	32.1%
Acquisition, integration and other	2.6	1.7
Inventory step-up	—	0.2

Adjusted Operating Margin	35.7%	34.0%

ZIMMER HOLDINGS, INC.
RECONCILIATION OF GROSS MARGIN
AND ADJUSTED GROSS MARGIN
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005
(unaudited)

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2005	2005
Gross Margin	78.1%	77.5%
Inventory step-up	—	0.2

Adjusted Gross Margin	78.1%	77.7%

ZIMMER HOLDINGS, INC.
RECONCILIATION OF PROJECTED DILUTED EPS
AND PROJECTED ADJUSTED DILUTED EPS
(unaudited)

Projected Three Months Ended March 31, 2006:

	Low	High
Diluted EPS	$0.79	$0.80
Share-based compensation, net of tax	0.06	0.06
Diluted EPS, excluding the effects of share-based compensation	0.85	0.86
Acquisition, integration and other, net of tax	0.01	0.01

Adjusted Diluted EPS	$0.86	$0.87

Projected Three Months Ended June 30, 2006:

	Low	High
Diluted EPS	$0.81	$0.82
Share-based compensation, net of tax	0.06	0.06
Diluted EPS, excluding the effects of share-based compensation	0.87	0.88
Acquisition, integration and other, net of tax	0.01	0.01

Adjusted Diluted EPS	$0.88	$0.89

Projected Year Ended December 31, 2006:

	Low	High
Diluted EPS	$3.33	$3.41
Share-based compensation, net of tax	0.25	0.23
Diluted EPS, excluding the effects of share-based compensation	3.58	3.64
Acquisition, integration and other, net of tax	0.04	0.04

Adjusted Diluted EPS	$3.62	$3.68